POWER OF ATTORNEY
(Trusts)

          I, Barry M. Mandinach, as Trustee of UBS Investment Trust, UBS Money Series, UBS PACE Select Advisors Trust, UBS Managed Municipal Trust, Master Trust and UBS Municipal Money Market Series (each a “Trust”), hereby constitute and appoint Joseph Allessie, Mark F. Kemper, Eric Sanders, Keith A. Weller, Jack W. Murphy, Stephen H. Bier, Julien Bourgeois, Lisa R. Price and Stephen T. Cohen, and each of them singly, my true and lawful attorneys, with full power to sign for me, in my name and in my capacity as Trustee of each Trust, any amendments to the current registration statement of the Trust on Form N-1A (as filed with the Securities and Exchange Commission) and all instruments necessary or desirable in connection therewith, and hereby ratify and confirm my signature as it may be signed by said attorneys to these amendments and other instruments.

Signature	Title	Date

/s/ Barry M. Mandinach Barry M. Mandinach	Trustee	July 20, 2010